Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces First Quarter Results and Dividend

BOWIE, MD — April 22, 2009 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for its first quarter ending March 31, 2009.  WSB Holdings reports net loss of $2.1 million or $(0.27) per basic and diluted share for the three months ended March 31, 2009.

WSB also announced a $.04 per share cash dividend to be paid May 11, 2009 to stockholders of record as of May 1, 2009.  Mr. Phillip C. Bowman, CEO, said, “Given the unprecedented state of the economy and the continued impact on our borrowers, the company believes it is prudent to review its dividend policy.  The company will review future dividends based on an analysis of current economic conditions and capital needs, while being mindful of the best interests of the shareholders.”

The quarterly loss in earnings is primarily the result of WSB allocating an additional $2,500,000 to its Allowance for Loan Losses during the quarter.

“We are in a severe economic downturn which has affected even the strongest of borrowers and which has proven difficult to predict how bad it will get and for how long it will continue.  Given the impact of this “Economic Tsunami” on our loan portfolio, we believe it appropriate to increase our loan loss reserves in order to ensure that WSB will be adequately provisioned.  With this additional allocation, management believes that it has taken the necessary steps to recognize the weakness in the portfolio and believes that if there is no further deterioration in the economy that the Bank will be able to return to profitability; however, management will continue to assess the risks associated with the entire loan portfolio and will make adjustments if necessary.  We will continue to do whatever it takes to protect the asset base and capital structure of WSB,” said Mr. Bowman.

“While we manage through these unprecedented times the Board of Directors is extremely disappointed in the performance of our stock.  However, we continue to seek and obtain new opportunities resulting in the continued growth in the loan portfolio, core deposits and in new relationships, and WSB continues to remain significantly above the requirements for a well-capitalized financial institution.  We believe that this strong foundation will provide support for our company as we steer ourselves through this financial crisis.  We believe that the difficulties we face today and the continued execution of our long term plan will make WSB a stronger business that will perform over the long term,” said Mr. William Harnett, Chairman.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B., now celebrating its 27th year, is a $443 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.  The Bank continues to offer temporarily FDIC insurance coverage of $250,000 per depositor through December 31, 2009.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended March 31,
	2009	2008	% Change
Interest Income	$6,350,000	$7,057,000	(10)%
Interest Expense	$3,600,000	$3,999,000	(10)%
Net Interest Income	$2,750,000	$3,058,000	(10)%
Non-Interest Income	$513,000	$767,000	(33)%
Non-Interest Expenses	$3,155,000	$3,168,000	(0)%
Provision for Loan Losses	$2,500,000	$0	100%
Net Income	$(2,116,000)	$468,000	(552)%
Basic Income Per Share	$(0.27)	$0.06	(550)%
Diluted Income Per Share	$(0.27)	$0.06	(550)%
Dividends Declared Per Share	$0.04	$0.04	0%
Average Shares Outstanding	7,845,299	7,597,135	3%
Average Diluted Shares Outstanding	7,866,079	7,985,107	(1)%

	As of March 31,
	2009	2008	% Change
Total Assets	$450,591,000	$464,578,000	(3)%
Non-Accrual Loans	$23,960,000	$9,229,000	160%
Accruing Loans More than 4 Months Past Due	$0	$0	0%
Non-Performing Loans	$23,960,000	$9,229,000	160%
Non-Performing Assets	$28,770,000	$12,092,000	138%
Total Loans Held-For-Investment	$243,250,000	$224,466,000	8%
Deposits and Borrowings	$395,620,000	$399,418,000	(1)%
Total Stockholders’ Equity	$52,480,000	$62,712,000	(16)%
Book Value Per Share	$6.69	$8.25	(19)%
Return on Average Assets	(1.86)%	0.41%	(554)%
Return on Average Equity	(15.83)%	2.91%	(644)%

As of March 31,	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
2009:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$50,200,311	17.24%	$17,467,263	6.00%	$32,733,048	11.24%
Total capital (to risk weighted assets)	53,164,931	18.26%	29,112,105	10.00%	24,052,826	8.26%
Core capital (leverage) (to tangible assets)	50,200,311	11.07%	22,680,136	5.00%	27,520,175	6.07%

Forward-Looking Statements: The statements in this release regarding the company’s return to profitability, ability to manage through the current economic environment and WSB’s become a stronger business that will perform over the long term are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement made in this release. Potential risks and uncertainties include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows, loan demand and real estate values, as well as other risks and uncertainties, as described by the Bank in its Annual Report on Form 10-K for the year ended December 31, 2008 and in such other reports filed with the Securities and Exchange Commission and Office of Thrift Supervision, which are available on the Bank’s website at www.twsb.com.   WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.